                                  Exhibit 12.1



                               Kohl's Corporation
                       Ratio of Earnings to Fixed Charges
                                     ($000s)




                                         13 Weeks Ended
                                       --------------------                             Fiscal Year (1)
                                       May 4,       May 5,      ------------------------------------------------------------
                                        2002         2001         2001         2000        1999         1998         1997
                                        ----         ----         ----         ----        ----         ----         ----
Earnings
--------
   Income before income taxes         $171,417     $121,934     $799,864     $605,114     $421,112     $316,749     $235,063

   Fixed charges (2)                    37,595       32,927      142,244      116,753       82,835       63,135       57,446

   Less interest capitalized
     during period                      (2,746)      (1,334)      (6,929)      (3,478)      (4,405)      (1,878)      (2,043)
                                      --------     --------     --------     --------     --------     --------     --------
                                      $206,266     $153,527     $935,179     $718,389     $499,542     $378,006     $290,466
                                      ========     ========     ========     ========     ========     ========     ========


Fixed Charges
-------------
   Interest (expensed or
     capitalized) (2)                 $ 16,079     $ 14,685     $ 63,506     $ 52,305     $ 33,813     $ 24,550     $ 26,304

   Portion of rent expense
     representative of interest         21,318       18,057       77,964       63,943       48,769       38,385       30,798

   Amortization of deferred
     financing fees                        198          185          774          505          253          200          344
                                      --------     --------     --------     --------     --------     --------     --------
                                      $ 37,595     $ 32,927     $142,244     $116,753     $ 82,835     $ 63,135     $ 57,446
                                      ========     ========     ========     ========     ========     ========     ========

Ratio of earnings to fixed charges        5.49         4.66         6.57         6.15         6.03         5.99         5.06
                                      ========     ========     ========     ========     ========     ========     ========


(1) Fiscal 2001, 1999, 1998 and 1997 were 52 week years and fiscal 2000 was a 53 week year.
(2) Interest expense for fiscal 1997 has been restated to properly reflect interest expense included on the Consolidated Statements of Income.